EXHIBIT 10.10

3M COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

(as amended through November 8, 2004)

PART I

GENERAL PROVISIONS

A.            OBJECTIVE

It is the intent of 3M Company (“3M”) to provide a compensation program for its nonemployee directors which will attract and retain highly qualified individuals to serve in this capacity.  This program shall be called the “Compensation Plan for Nonemployee Directors” (the “Plan”).

B.            COMPONENTS OF COMPENSATION

Compensation for nonemployee directors shall consist of a regular annual retainer for board service and an annual retainer for the chairman of each board committee.  This compensation shall be paid quarterly in any combination of the following alternatives, provided that the Board of Directors may determine the portion of such compensation that shall be payable only in the form of 3M Common Stock or Deferred 3M Common Stock:

1.                             Cash

2.                             3M Common Stock

3.                             Deferred Cash

4.                             Deferred 3M Common Stock

The combination of alternatives for each nonemployee director shall equal the aggregate Compensation earned by each nonemployee director.

C.            ADMINISTRATION

The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors.  The Committee shall have full power to formulate additional details and regulations for carrying out this Plan and to make such amendments or modifications therein as from time to time they deem proper and in the best interests of 3M, provided that such amendments or modifications shall not affect the obligation of 3M to pay to the participants the amounts accrued or credited to such participants’ accounts.  Any decision or interpretation adopted by the Committee shall be final and conclusive.

D.            ELECTION OF ALTERNATIVES

1.             Each nonemployee director of 3M may elect, by written notice to 3M prior to the beginning of each Plan Year, to participate in the Compensation alternative provisions of the Plan.  Any combination of the alternatives, Cash, 3M Common Stock, Deferred Cash, and/or Deferred 3M Common Stock, may be elected provided the aggregate of the alternatives elected equals 100 percent of the director’s Compensation; provided, however, that any election made pursuant to this Part I of the Plan shall be consistent with the Board of Directors’ determination (if any) of the portion of such Compensation that shall be payable only in the form of 3M Common Stock or Deferred 3M Common Stock.

2.             The election shall remain in effect for one year, which shall begin on the January 1st following 3M’s receipt of such election and terminate on the succeeding December 31st (“Plan Year”).

3.             The Plan Year shall include Plan Quarters, each Plan Quarter to begin on first day of each calendar quarter (January, April, July and October).  This date (beginning of the Plan Quarter) shall be used to value stock and calculate interest.

4.             A director elected to the Board after the beginning of a Plan Year may elect, by written notice to 3M within 30 days after such director’s term begins, to participate in the Compensation alternatives for the remainder of that Plan Year, and election for succeeding years shall be on the same basis as for other directors.

5.             3M shall supply an account statement of his/her participation under the Plan to each participant under the Plan as soon as possible after the end of each Plan Year.

6.             Unless otherwise notified, all notices under this Plan shall be sent in writing to 3M, attention the Secretary.  All correspondence to the participants shall be sent to the address which is furnished to the Secretary by each director.

PART II

CASH COMPENSATION

A.            Each nonemployee director who elects to participate under the Cash Compensation Provision of the Plan shall be paid all or the specified part (percentage) of the portion of his/her Compensation for the Plan Year that is payable in cash, and such cash payment shall be made on or about the 45th day of each Plan Quarter.

B.            If a participant dies prior to payment in full of all amounts due under the Plan, the balance of the amount due shall be payable to such participant’s estate in full as soon as possible following the participant’s death.

PART III

3M COMMON STOCK

A.            Each nonemployee director may elect to receive all or a specified part (percentage) of his/her Compensation for the Plan Year in 3M Common Stock, which will be paid on or about the 45th day of each Plan Quarter.

B.            3M shall insure that an adequate number of 3M common shares (i.e., Treasury) are available for distribution to those nonemployee directors electing to participate in this provision.

C.            Only whole numbers of shares will be paid, with any fractional share amounts paid in cash.

D.            For purposes of computing the number of shares to be paid each quarter, the value of each share of 3M Common Stock will be the closing price on the New York Stock Exchange as of the beginning of each Plan Quarter.

E.             If a participant dies prior to payment in full of all amounts due under the Plan, the balance of the amount due shall be payable to the participant’s estate in full as soon as possible following the participant’s death.

PART IV

DEFERRED COMPENSATION

A.            Each nonemployee director may elect to have all or a specified part (percentage) of his/her Compensation for the Plan Year deferred as Deferred Cash and/or Deferred 3M Common Stock until the participant ceases to be a director; provided, however, that the portion of such Compensation that the Board of Directors has determined shall be payable only in the form of 3M Common Stock or Deferred 3M Common Stock may not be deferred as Deferred Cash.

B.            For each director who has made the Deferred Cash election, 3M shall establish a memorandum account and shall credit such account for the Compensation due on the 45th day of each Plan Quarter.

1.             Interest shall be credited to each memorandum account from the date of deposit, at the end of each Plan Quarter, and immediately preceding any distribution.

2.             Interest shall be calculated using:

a.             The prime rate of interest charged by Wells Fargo Bank as of the first day of each Plan Quarter.

b.             The memorandum account balance as of the end of the preceding Plan Quarter, or, if applicable, as of the date of any distribution.

3.             Distribution from the Deferred Cash account shall be in cash as provided in paragraph D below.

C.            For each director who has made the Deferred 3M Common Stock election, 3M shall establish a memorandum account and shall credit such account with 3M common stock equivalents (including fractional share equivalents) which could have been purchased on the first day of the Plan Quarter using the closing price of 3M Common Stock on the New York Stock Exchange on the last business day immediately preceding such date.

1.             3M common stock equivalents equal to dividends paid on 3M Common Stock shall be credited to each memorandum account on each dividend payment date.  The share equivalents shall be determined by using the closing price of 3M Common Stock on the New York Stock Exchange on the sixth business day preceding the dividend record date (day preceding ex-dividend on New York Stock Exchange).

2.             Appropriate adjustment shall be made to the memorandum account for stock splits, stock dividends, merger, consolidation, payment of dividends in other than cash, and similar circumstances affecting 3M Common Stock.

3.             Distribution of each participant’s Deferred Stock account shall be in 3M Common Stock (whole shares only with any fractional share amounts paid in cash) equal to the number of common stock equivalents credited to such account in accordance with paragraph D below.

D.            DISTRIBUTIONS

1.             Amounts deferred before 2005.  Distribution of the participant’s memorandum account(s) attributable to Compensation earned and deferred in Plan Years ending before January 1, 2005 shall be as follows:

a.                             In five equal annual installments on January 1 of each year following the year in which the participant ceases to be a director; or

b.                             If approved by the Committee, in some other number of equal annual installments (not to exceed ten); or

c.                             If approved by the Committee, in a lump sum on a date within the ten-year period following the year in which the participant ceases to be a director.

Each installment or lump sum payment shall also include amounts earned either as dividends, appreciation, or interest on the outstanding account balance to the distribution date.  The method of distribution approved by the Committee shall be irrevocable.

2.             Amounts deferred after 2004.  Unless the participant has elected a different time and form of payment for the Compensation deferred for one or more Plan Years, distribution of the participant’s memorandum account(s) attributable to Compensation earned and deferred in Plan Years beginning after December 31, 2004 shall be made in five annual installments on the first business day of January in each of the first five years following the year in which the participant ceases to be a director.  The amount of each installment payment shall be determined by dividing the amount of such memorandum account(s) as of the immediately preceding December 31 by the number of installment payments remaining to be paid.

Effective for Plan Years commencing on or after January 1, 2005, each participant may elect to receive the Compensation deferred for a Plan Year (and any earnings thereon) in either a lump sum payment on the first business day of any of the first through tenth years following the year in which such participant ceases to be a director or in some other number of annual installments (not to exceed ten) on the first business day of January in each of the same number of years following the year in which such participant ceases to be a director.

Any election made by a participant pursuant to this paragraph D shall be made by written notice to 3M prior to the beginning of the Plan Year during which the Compensation being deferred is earned, and shall be irrevocable.

E.             If a participant dies prior to payment in full of all amounts due under the Plan, the balance of the amount due shall be payable to the participant’s estate in full as soon as possible following the participant’s death; provided that, if a participant shall have designated an alternate beneficiary, the remaining balance of amounts payable under the Plan shall be payable to the participant’s beneficiary in full as soon as possible following the participant’s death.